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                                                                    EXHIBIT 99.1

[MPT LOGO]

                                Contact:     Charles Lambert
                                             Finance Director
                                             Medical Properties Trust
                                             (205) 397-8897
                                             clambert@medicalpropertiestrust.com

                       MEDICAL PROPERTIES TRUST ANNOUNCES
                      PRICING OF ITS COMMON STOCK OFFERING

      BIRMINGHAM, ALA., FEBRUARY 23, 2007 -- Medical Properties Trust, Inc. (NYSE: MPW) announced that it has priced a public offering of 12.0 million shares of common stock at $15.60 per share. Of those shares 9.0 million will be issued directly by Medical Properties Trust and 3.0 million will be sold by affiliates of certain of the underwriters. The Company has granted the underwriters an option to purchase up to an additional 1.8 million shares within a 30-day period, to cover over allotments, if any.

      Medical Properties Trust will use part of the $133.1 million net proceeds from the sale of its 9.0 million shares to fund $91 million of investments from the recently-announced financing transaction with affiliates of Prime Healthcare Services, Inc. The remaining net proceeds, and any proceeds received upon the settlement of the forward sale agreements, will be used to reduce outstanding debt, make additional healthcare real estate investments, for working capital and other general corporate purposes.

      In connection with the offering, Medical Properties Trust entered into forward sale agreements with affiliates of UBS Securities LLC and Wachovia Capital Markets, LLC, pursuant to which these affiliates will borrow and sell an aggregate of up to 3.0 million shares of MPW common stock. The forward sale agreements provide for physical or cash settlement at the public offering price at the time of this offering (less the underwriters' discounts) subject to certain adjustments. Medical Properties Trust expects to physically settle the forward sale agreements within a year from the offering (settlement must occur on or before February 28, 2008). Medical Properties Trust will not receive proceeds from the sale of shares of its common stock by the forward purchasers (or their affiliates) until the forward sale agreements are physically settled.

      The offering of the newly issued shares and the shares covered by the forward sale agreements is being made under Medical Properties Trust's currently effective shelf registration statement filed with the Securities and Exchange Commission ("SEC"). The joint book-running managers for the offering are: UBS Investment Bank and Wachovia

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Securities. The co-managers for the offering are Banc of America Securities LLC,
JPMorgan and Stifel Nicolaus.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any shares of Medical Properties Trust, Inc. common stock, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and a related prospectus supplement, which have or will be filed with the SEC, copies of which may be obtained when available from: UBS Securities LLC, Prospectus Dept., 299 Park Ave, New York, NY 10171 or from Wachovia Capital Markets, LLC, 375 Park Avenue, 4th Floor, New York, NY 10152 or by visiting the EDGAR database on the SEC's web site at www.sec.gov.

ABOUT MEDICAL PROPERTIES TRUST, INC.

      Medical Properties Trust, Inc. is a Birmingham, Alabama based self-advised real estate investment trust formed to capitalize on the changing trends in healthcare delivery by acquiring and developing net-leased healthcare facilities. These facilities include inpatient rehabilitation hospitals, long-term acute care hospitals, regional acute care hospitals, ambulatory surgery centers and other single-discipline healthcare facilities, such as heart hospitals, orthopedic hospitals and cancer centers.

The statements in this press release that are forward looking are based on current expectations and actual results or future events may differ materially. Words such as "expects," "believes," "anticipates," "intends," "will," "should" and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company or future events to differ materially from those expressed in or underlying such forward-looking statements, including without limitation: national and economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of the Company's business plan; financing risks; the Company's ability to attain and maintain its status as a REIT for federal income tax purposes; acquisition and development risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally or healthcare real estate in particular. For further discussion of the factors that could affect outcomes, please refer to the "Risk Factors" section of the Company's Form 10-K for the year ended December 31, 2005 and the final prospectus for this offering. Except as otherwise required by the federal securities laws, the Company undertakes no obligation to update the information in this press release.

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